Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 13, 2026 (the “Effective Date”), is entered into by and between NETCAPITAL INC., a Utah corporation (the “Corporation”), and Todd Violette, an individual having an address in Scottsdale AZ (the “Employee”). The Corporation and the Employee may be referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ the Employee as its Chief Executive Officer, and wishes to acquire and be assured of Employee’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee desires to be employed by the Corporation and to perform and to serve the Corporation on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Corporation and the Employee hereby agree as follows:

1. Employment.

(a) The Corporation hereby employs the Employee to serve as a full-time employee of the Corporation, and the Employee hereby accepts such employment with the Corporation, for the period set forth in Section 2 hereof. The Employee’s principal place of employment shall be at the offices at 1 Lincoln Street, Boston MA, 02111, or such other location as determined by the Corporation’s Board of Directors (the “BOD”).

(b) The Employee affirms and represents that (i) the Employee is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Employee’s acceptance of employment hereunder with the Corporation, the employment of the Employee by the Corporation, or the Employee’s undertakings under this Agreement and (ii) his performance of all the terms of this Agreement and his employment by the Corporation does not and will not breach any agreement to keep in confidence proprietary information acquired by his in confidence or in trust prior to his employment by the Corporation.

2. Term. Unless earlier terminated as provided in this Agreement, the term of the Employee’s employment under this Agreement shall be for a twelve (12) month period beginning on the date hereof and ending on the 12-month anniversary of the Effective Date (the “Employment Term”).

3. Duties.

(a) The Employee shall be employed as Chief Executive Officer of the Corporation, and shall perform such employment duties as are usual and customary for such position. The Employee shall faithfully and competently perform such duties at such times and places and in such manner as the Corporation may from time to time reasonably direct or such other duties appropriate to a senior executive managerial position as the Board of Directors of the Corporation shall from time to time determine.

(b) The Employee shall use his best efforts, judgment and energy to improve and advance the business and interests of the Corporation and its Affiliates in a manner consistent with the duties of Employee’s position.

4. Salary and Bonus.

(a) Base Salary. In consideration for the services of the Employee rendered hereunder, the Corporation shall pay the Employee a base salary (the “Base Salary”) at an annual rate of One Hundred Twenty Thousand ($120,000.00) Dollars during the Employment Term. The Base Salary with be payable in periodic installments in accordance with the Corporation’s regular payroll practices in effect from time to time.

(b) Bonus. Employee shall be eligible for a bonus at the end of the year, or for additional salary in excess of the Base Salary, as may be granted by the Board of Directors or its Compensation Committee.

(c) Stock Option Grant. Subject to approval by (i) the Corporation’s Board of Directors or its Compensation Committee and (ii) a majority of the shareholders of the Corporation, the Employee will be eligible to receive one or more grants of stock options under the Corporation’s stock option plan as in effect from time to time. The nomination of any such grant shall be made in the sole discretion of the Board of Directors or its Compensation Committee and shall be subject to the terms and conditions of the applicable plan and award agreement (which shall include the approval of a majority of the voting shareholders of the Corporation.

(d) Withholding, Etc. The payment of any salary or bonus hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under the Corporation’s employee benefit plans.

5. Benefits.

(a) During the Employment Term, the Employee shall be:

(i) eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by the Corporation for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

(ii) eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Corporation for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the date hereof;

(iii) entitled to sick leave, sick pay and disability benefits in accordance with any Corporation policy that may be applicable on and after the date hereof to key executive employees; and

(iv) entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of the Employee’s duties hereunder in accordance with the Corporation’s policies applicable (on and after the date hereof) thereto.

(b) Employee shall cooperate with the Corporation in the event the Corporation wishes to obtain key-man insurance on the Employee. Such cooperation shall include, but not be limited to taking any physical examinations that may be requested by the insurance company.

6. Inventions and Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

(a) The Corporation is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses.

(b) The Employee’s employment hereunder creates a relationship of confidence and trust between the Employee and the Corporation with respect to certain information pertaining to the business of the Corporation and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Corporation or its Affiliates which may be made known to the Employee by the Corporation or any of its Affiliates or by any client or customer of the Corporation or any of its Affiliates or learned by the Employee during the period of Employee’s employment by the Corporation.

(c) The Corporation possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of Employee’s employment or arising out of Employee’s employment) or in which property rights have been or may be assigned or otherwise conveyed to the Corporation, which information has commercial value in the business in which the Corporation is engaged and is treated by the Corporation as confidential.

(d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Corporation, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee’s employment by the Corporation which may pertain to the business, products, or processes of the Corporation or any of its Affiliates (collectively hereinafter referred to as “Inventions”), will be promptly and fully disclosed by the Employee to an appropriate executive officer of the Corporation (other than the Employee) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Employee as aforesaid. For the purposes of this Agreement, the term “Affiliate” or “Affiliates” shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation. For the purposes of this definition, “control” when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(e) The Employee will keep confidential and will hold for the Corporation’s sole benefit any Invention which is to be the exclusive property of the Corporation under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

(f) The Employee also agrees that the Employee will not without the prior written consent of the Board of Directors of the Corporation (i) use for Employee’s benefit or disclose at any time during Employee’s employment by the Corporation, or thereafter, except to the extent required by the performance by the Employee of the Employee’s duties as an employee of the Corporation, any information obtained or developed by Employee while in the employ of the Corporation with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Corporation or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by the Employee not permitted hereunder, or (ii) take with the Employee upon leaving the employ of the Corporation any document or paper relating to any of the foregoing or any physical property of the Corporation or any of its Affiliates.

(g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Corporation and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Corporation or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

(h) The Employee agrees that upon termination of Employee’s employment by the Corporation for any reason, the Employee shall immediately return to the Corporation all documents, records and other property in Employee’s possession belonging to the Corporation or any of its Affiliates.

(i) Without limiting the generality of the provisions of this Agreement, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee’s heirs, successors and legal representatives.

7. Termination.

(a) The Employee’s employment hereunder shall be terminated upon the occurrence of any of the following:

(i) death of the Employee;

(ii) termination of the Employee’s employment hereunder by the Employee at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for “good reason” as contemplated by clause (v)(B) below;

(iii) termination of the Employee’s employment hereunder by the Corporation because of the Employee’s inability to perform Employee’s duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;

(iv) termination of the Employee’s employment hereunder by the Corporation at any time for “cause” (as hereinafter defined), such termination to take effect immediately upon written notice from the Corporation to the Employee; and

(v) termination of the Employee’s employment, without cause, by unanimous vote/written consent of the Corporation’s BOD at any time.

The following actions, failures or events shall constitute “cause” for termination within the meaning of clause (iv) above: (1) the Employee’s conviction of, admission of guilt to or plea of nolo contendere or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (2) acts of dishonesty or moral turpitude which are materially detrimental to the Corporation and/or its Affiliates; (3) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors of the Corporation following written notice of such failure from the Board of Directors of the Corporation; (4) any act by the Employee in violation of Section 8 hereof, any statement or disclosure by the Employee in violation of Section 6 hereof, or any material breach by the Employee of a representation or warranty contained in Section 1(b) hereof; (5) following written notice from the Board of Directors of the Corporation of prior similar actions by Employee, excessive absenteeism (other than by reason of disability); (6) following written notice from the Board or Directors of the Corporation of prior similar actions by Employee, excessive alcoholism or addiction to drugs not prescribed by a qualified physician or (7) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, the Employee’s duties and obligations hereunder.

The following actions, failures or events shall constitute “good reason” within the meaning of clause (V)(B) above: a material breach by the Corporation of its obligations under this Agreement or a Change of Control. For purposes of this Agreement, “Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Corporation having the right to vote for the election of members of the Corporation’s board of directors, (ii) any reorganization, merger or consolidation of the Corporation, other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

Each Party acknowledges that in the event the Employee’s employment is terminated pursuant to this section 7 for any reason, the Employee’s right to compensation and benefits shall terminate immediately.

No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

8. Non-Competition.

(a) The term “Non-Compete Term” shall mean the period during which Employee is employed hereunder and the two-year period following the termination of Employee’s employment for any or no reason whatsoever, with or without cause.

During the Non-Compete Term:

(i) the Employee will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Corporation or any of its Affiliates in any way that will or may injure an interest of the Corporation or any of its Affiliates in its relationship and dealings with existing or potential customers or clients, or solicit or encourage any other employee of the Corporation or any of its Affiliates to do any act that is disloyal to the Corporation or any of its Affiliates or inconsistent with the interest of the Corporation or any of its Affiliate’s interests or in violation of any provision of this Agreement;

(ii) the Employee will not discuss with any existing or potential customers or clients of the Corporation or any of its Affiliates the present or future availability of services or products of a business, if the Employee has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which the Corporation or any of its Affiliates provides;

(iii) the Employee will not make any statement or do any act intended to cause any existing or potential customers or clients of the Corporation or any of its Affiliates to make use of the services or purchase the products of any competitive business in which the Employee has or expects to acquire a proprietary interest or in which the Employee is or expects to be made an employee, officer or director, if such services or products in any way compete with the services or products sold or provided or expected to be sold or provided by the Corporation or any of its Affiliates to any existing or potential customer or client; and

(iv) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Corporation or any of its Affiliates in any geographical area where any business is presently carried on by the Corporation or any of its Affiliates, or (ii) any business or organization which engages in competition with the Corporation or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Employee’s employment by the Corporation, carried on by the Corporation or any of its Affiliates, if such business is then being carried on by the Corporation or any of its Affiliates in such geographical area; provided, however, that the provisions of this Section 8(a) shall not be deemed to prohibit the Employee’s ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company.

(b) During the Non-Compete Term, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Corporation or any of its Affiliates if such action by Employee would have a material adverse effect on the business, assets or financial condition of the Corporation or any of its Affiliates.

(c) In connection with the foregoing provisions of this Section 8, the Employee represents that Employee’s experience, capabilities and circumstances are such that such provisions will not prevent Employee from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 8 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Corporation and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 8 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

(d) For purposes of this Section 8, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business. The Employee shall be deemed to expect to acquire a proprietary interest in a business or to be made an officer or director of such business if such possibility has been discussed with any officer, director, employee, agent, or promoter of such business.

(e) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Corporation and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Corporation or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

9. Non-Assignability.

(a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, Employee’s beneficiaries, or legal representatives without the Corporation’s prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon Employee’s death or incapacity.

(b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

10. Binding Effect. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, legal representatives and assigns.

11. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Corporation, at the Corporation’s principal place of business, and if to the Employee, at Employee’s home address, or, in the case of either Party, to such other address or addresses as such Party shall have designated in writing to the other Party hereto.

12. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 8 hereof is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 8 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

13. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

14. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

15. Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the conflicts of law principles thereof.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Survival. The termination of Employee’s employment hereunder shall not affect the enforceability of Sections 6 or 8 of this Agreement.

18. Further Assurances. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

19. Headings. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Corporation and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

NETCAPITAL INC.

By:	/s/ Arnold Scott
Name:	Arnold Scott
Title:	Authorized Signatory

/s/ Todd Violette
Todd Violette, Individually

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